 Exhibit 99.1

NorthStrive Biosciences Signs Definitive License Agreement for Commercialization of EL-22 and EL-32, a Myostatin-Engineered Probiotic for Muscle Preservation in Animal Health

NEWPORT BEACH, Calif., Feb. 11, 2026 (GLOBE NEWSWIRE) -- Northstrive Biosciences Inc. (“Northstrive”), a wholly owned subsidiary of PMGC Holdings Inc. (NASDAQ: ELAB) (the “Company,” “PMGC,” “we,” or “our”), today announced that it has executed a definitive, exclusive license agreement (“License Agreement”) with Modulant Biosciences LLC (“Modulant”), following the previously announced binding term sheet dated May 12, 2025.

The License Agreement covers NorthStrive’s EL-22 and EL-32 assets and, pursuant to its terms, grants Modulant an exclusive, royalty-bearing, sublicensable license to develop, manufacture, and commercialize products derived from these technologies solely for non-human animal health applications, including use as a feed additive. This license (“License”) applies on a worldwide basis, excluding the Republic of Korea. Modulant agreed to pay value to Northstrive in exchange for the License granted under the License Agreement.

EL-22 and EL-32 are based on proprietary intellectual property targeting myostatin and activin-A pathways, which are key biological regulators of muscle development, strength, and metabolic efficiency. These pathways are increasingly viewed as important targets across a range of animal health and nutrition applications, including livestock productivity, feed efficiency, and companion animal muscle health and aging.

The License Agreement encompasses issued patents, pending patent applications, and associated proprietary know-how underlying the EL-22 and EL-32 programs. Under the terms of the License Agreement, Modulant is responsible for all development, manufacturing, regulatory, and commercialization activities for licensed products within the animal health field, using commercially reasonable efforts. The License Agreement expressly excludes any human pharmaceutical or clinical applications.

The License Agreement also provides for:

●	Certain development, commercialization, and reporting obligations;

●	Modulant’s ability to grant sublicenses to the License, subject to the terms of the License Agreement;

●	Northstrive and Modulant’s shared ownership of improvements and newly created intellectual property related to licensed products; and

●	Certain ongoing regulatory compliance and abidance with quality standards customary in the animal health and feed additive industries.

The collaboration represented by this License Agreement between Northstrive and Modulant is intended to advance EL-22– and EL-32-derived products toward commercialization in the global animal health market, which continues to grow alongside rising demand for improved animal performance, wellness, and longevity.

The execution of the License Agreement represents a key milestone for NorthStrive, converting the previously announced term sheet into a fully executed definitive agreement that enables focused development and commercialization activities for EL-22 and EL-32 within the animal health sector.

While the definitive licensing agreement provides a framework for the development and commercialization of EL-22 and EL-32 for animal health applications, there can be no assurance that Modulant will be successful in developing, obtaining any required regulatory approvals for, or commercializing products derived from these technologies, or that any such products will achieve market acceptance.

About Northstrive Biosciences Inc.

Northstrive Biosciences Inc., a PMGC Holdings Inc. company, is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines. Northstrive’s lead asset, EL-22, leverages an engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. For more information, please visit www.northstrivebio.com.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

About Modulant Biosciences LLC

Modulant Biosciences is a biotechnology company specializing in veterinary medicine innovation. Led by Dr. Tom Campi, Modulant is focused on developing novel drugs and biologics for livestock, companion, and aquatic animals. Currently, Modulant’s synergistic pipeline includes first in class antivirals for livestock and companion animals and a “One Drug for All Cancers” platform.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC’s filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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